EXHIBIT 99.1

United Health Products, Inc. Initiates Investor Relations

Bibicoff + MacInnis to Implement Investment Community Outreach Program
Press Release: United Health Products, Inc. – Thu, Jul 18, 2013 8:24 AM EDT

COLTS NECK, N.J.--(BUSINESS WIRE)--

United Health Products, Inc. (OTCQB: UEEC) announced today that it has engaged Bibicoff + MacInnis, Inc., a full service investor relations and strategic planning firm, to increase investment community awareness of the Company. Bibicoff + MacInnis will initially concentrate on developing and implementing communications strategies and programs specifically targeting the retail brokerage, institutional and investment banking communities.

United Health Products, Inc. is in the process of being reinvigorated. In October 2011, having faced various challenges in its initial efforts to market its patent pending aid to blood coagulation, UEEC paused to regroup. The Company brought in new consultants to determine, 1) if it had a marketable proprietary product, and 2) if it did, why was it unsuccessful in its first marketing attempt? While this process was ongoing UEEC stopped filing its annual and quarterly reports with the SEC as means of conserving capital.

Having determined to its own satisfaction that it, in fact, had a very valuable and marketable proprietary product, UEEC has once again begun the process of informing its shareholders of its current status, recently having brought its SEC filings current. It is also becoming active with regard to sales and marketing of HemoStypTM, its initial product.

HemoStyp is a gauze specifically formulated to aid in the process of hemostasis (clotting) when positioned on a cut or wound. It works more quickly than other hemostatic agents. It contains no potentially harmful chemicals or animal byproducts and is hypoallergenic. Once it has completed its task, it is readily dissolved by water or saline…a process that neither disturbs the clotted surface nor encourages re-bleeding.

RECENT ACTIVITIES:

During the period that UEEC was not filing its financials there have been several notable events:

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HemoStyp was featured in the January 2013 edition of Dentistry Today. The article stated that while there are “…other hemostatic agents available to the dental practitioner, most of them are difficult to place, difficult to keep in position, and difficult to remove without disturbing the clotted surface, thereby reinitiating the bleeding.” HemoStyp avoids all of those issues. “This specifically formulated gauze produces hemostasis almost instantly when positioned on a cut or wound.”

●	Clinicians Report®, a 35-year old dental industry publication, listed HemoStyp among the “Best Products Evaluated during 2012.”

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In February 2013, UEEC initiated a beta test for HemoStyp with The Ryan Network for patients post venipuncture in order to assess expedited coagulation, ease of use, and patient satisfaction. The distinguished Ryan Network is a group of not-for-profit, federally qualified health centers with multiple locations in New York City. As a result of the successful test, UEEC expects its first order from The Ryan Network this quarter.

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In March 2013, United Health Products Inc. was recognized as Vendor Supplier to The Church of Jesus Christ of Latter Day Saints. United Health Products has delivered to LDS an initial order of its HemoStyp Gauze which LDS will incorporate into aid packages for humanitarian relief and assistance.

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With input from the dialysis industry, the Company has designed a product that incorporates its technology and addresses the design needs and concerns specific to the dialysis and hospital sectors. The company has commenced efforts to penetrate that market.

ANTICIPATED MILESTONES:

●	Initial orders from

●	The dialysis industry

●	The military

●	The dental industry

●	The international community

The Company expects first material revenues in Q3 this year.

Harvey Bibicoff, CEO of Bibicoff + MacInnis, Inc., said, “Many early stage companies, when faced with the issues that confronted UEEC, quietly disappear. The major shareholders of UEEC, on the other hand, believed in its proprietary technology and took the steps necessary to evaluate and then revitalize the Company. I think that, while it is too early to draw conclusions regarding ultimate values, UEEC certainly warrants close scrutiny.”

Dr. Phillip Forman, CEO of United Health Products, stated, "We are pleased to now be in a position to inform our shareholders and the investment community of the current and ongoing progress at UEEC. We believe that Bibicoff + MacInnis have the understanding and experience to effectively guide us to better communications and market awareness. We look forward to working with them as we endeavor to build.”

About United Health Products, Inc.

United Health Products, Inc. (UEEC) develops, manufactures, and markets a patent pending hemostatic gauze, for the healthcare and wound care sectors. The product, HemoStyp, is derived from regenerated oxidized cellulose, which is all natural, and designed to absorb exudate/drainage from superficial wounds and helps control bleeding. UEEC is focused on ramping up sales in its current markets as well as identifying new markets and applications for its product. For more information on United Health Products, Inc. please visit: www.unitedhealthproductsinc.com.

SAFE HARBOR STATEMENT

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipates" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements.

Contact:

Investor Relations Contact:

Bibicoff + MacInnis, Inc.
Terri MacInnis, Dir. of Investor Relations
818.379.8500
terri@bibimac.com